Megola Inc. Acquires Patent for Capacitive Deionization (CDI) System and Intellectual Property Rights for ScaleGuard

CORUNNA, ON--(MARKET WIRE)--July 7, 2006 -- Megola Inc. (OTC BB:MGOA.OB - News), a leading solution provider in physical water treatment, microbiological control, wastewater treatment and air purification, announced that it has finalized the acquisition of the Intellectual Property Rights for ScaleGuard and the American, Canadian and European Union patents (#US 6,484,624 B1; CA 2378039; EU 1 098 853) for the Capacitive Deionization (CDI) system. Megola also acquired a patent-pending method of wrapping pipes for all electromagnetic physical water treatment (PWT) devices and applications.

Megola Inc. altered their initial intentions (as per a Letter of Understanding dated November 1, 2004) of purchasing a majority interest in Megola GmbH, Germany, as they were able to secure the rights and patents from the individual owners in a cost-effective and expeditious manner.

"This was obviously an important step in our company's progression. We believe that owning the intellectual and software properties covering the ScaleGuard products, the patent-pending installation method for electromagnetic physical water treatment, as well as the patents to the CDI system that is under development, will enhance the stature of our company and provide enhanced revenue generation opportunities for us in the future," said Joel Gardner, CEO of Megola Inc..

"Megola will be aggressively pursuing the means necessary to continue development of these assets in order to bring them to the water treatment market in the near future. We feel both the pipe-wrapping method and the CDI system will greatly compliment our existing product lines which compete for shares of a multi-billion dollar residential, commercial and industrial market that is projected to increase significantly in the near future," continued Gardner.

About Capacitive Deionization

Capacitive   Deionization   (CDI)  technology  is  a  revolutionary   method  of
desalinating brackish (saline) water.

Fresh potable water is becoming much more difficult to obtain from groundwater and surface water sources throughout many parts of the world. The arid regions of the Western United States are already depleting their groundwater supplies because surface water rights are completely committed, and population growth of the affected area is expected to increase significantly in the next 25 years. The Middle East and Africa are currently experiencing serious shortages of potable water, and population growth may rapidly make the problem more serious. However, there are reserves of brackish water that could be used to ease these supply problems. With the advent and development of CDI technology, these reserves could be exploited.

CDI works by attracting ions and other charged particles within the water to electrodes of opposite charge. This is designed to effectively and efficiently remove these ionized species from the water stream, thereby producing fresh, potable water. The process is more cost effective to operate compared to other desalination methods such as reverse osmosis and distillation. Also, the modular design of the CDI system will allow it to be used for residential applications or scaled-up for commercial use. Its versatility also extends into wastewater treatment and any applications where pure water is a necessity, such as laboratories and industrial processes.

About ScaleGuard

The ScaleGuard technology is a revolutionary, cost-effective and environmentally-friendly method of treating hard water problems. It continues to be Megola's flagship product and has become an integral part of Megola's whole-house and whole-building environmental water treatment solutions for residential and commercial customers, which also includes ultraviolet water and air treatment systems and filtration systems by CUNO.

For more information about Megola Inc., please visit the corporate website (http://www.megola.com).

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports, and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.


Contact:
  Daniel Gardner
  888 558 6389
  IRinfo@megola.com
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